NEWS RELEASE T. ROWE PRICE ADDS SANDRA WIJNBERG AS INDEPENDENT DIRECTOR Board Declares Quarterly Dividend Baltimore: October 26, 2016 NEWS T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its board of directors has elected Sandra S. Wijnberg to be an independent director of the company. The Board also declared a quarterly dividend of $0.54 per share payable December 29, 2016, to stockholders of record as of the close of business on December 15, 2016. Ms. Wijnberg is an executive advisor of Aquiline Capital Partners LLC, a private equity investment firm specializing in the financial services sector. From 2007 to 2014 she was a partner and chief administrative officer for the firm. Previously Ms. Wijnberg served as the chief financial officer of Marsh & McLennan Companies and was treasurer and interim chief financial officer of YUM! Brands. Prior to that she held financial positions with PepsiCo, Inc. and worked in investment banking at Morgan Stanley. In addition, from 2014 to 2015, Ms. Wijnberg was deputy head of mission for the Office of the Quartet. Ms. Wijnberg currently serves on the Board of Directors of Automatic Data Processing, Inc. and from 2003 to 2016 served on the Board of Directors of Tyco International PLC. She is also a director of Seeds of Peace, the Alliance for Young Artists & Writers, Spark MicroGrants, and the John Simon Guggenheim Memorial Foundation. Ms. Wijnberg holds a Bachelor of Arts degree in English Literature from the University of California, Los Angeles and an M.B.A. from University of Southern California’s Marshall School of Business, for which she is a member of the Board of Leaders. QUOTE Brian C. Rogers, chairman of T. Rowe Price Group “Sandra brings substantial financial sector, corporate finance, and management experience that, along with her global perspective, will serve our firm and our stockholders well. We are excited to have her on board and look forward to benefiting from her strategic insights and counsel.” ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization with $776.6 billion in assets under management as of June 30, 2016. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. CONTACT US Brian Lewbart T. Rowe Price 410-345-2242 brian_lewbart@troweprice.com Briana Wessell T. Rowe Price 410-577-8025 briana_wessell@troweprice.com